EXHIBIT 99.2

May 6th, 2021
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q1 2021 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s first quarter 2021 earnings report. Following this brief introduction is management commentary from GoPro CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic. This means that results could change at any time, and our commentary about business results and outlook is based on the information available as of today’s date. We do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2020 which may be updated in future filings with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations. We choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, and which is posted on our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the first quarter of 2021. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the GoPro investor relations website for your reference. All income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP, unless otherwise noted.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q1 2021 earnings report in which Brian and I review our recent financial performance and share our outlook for the second quarter and beyond.

Before I recap Q1 results, I want to congratulate our team for driving GoPro’s subscription business past one million GoPro subscribers – an exciting milestone which represents year-to-date and year-over-year growth of more than 30% and 180%, respectively. Equally exciting is that one million GoPro subscribers represents approximately $50 million of high margin annual recurring revenue.

Growth of our direct-to-consumer business also helped drive subscriber growth as more than 90% of camera purchases at GoPro.com result in a subscription attach. Consumer-direct sales at GoPro.com represented 40% of total revenue for the quarter, up from 33% in Q4 2020.

This is the new GoPro - a more efficient, higher margin consumer-direct subscription-centric business. Our sights are now set on approaching two million GoPro subscribers by the end of this year. Two million GoPro subscribers would represent $100 million of annual recurring revenue at an operating margin of more than 50%.

Subscriber retention is an important factor to growing subscription, and we can generally say that the two cohorts of subscribers - those who subscribe at the time of camera purchase at GoPro.com and those who subscribe separately - are behaving similarly in-terms of hardware and software product usage, how much GoPro footage they upload to and view from their GoPro cloud accounts, and so on.

A positive to note is that subscribers who sign up at the time of camera purchase on GoPro.com are significantly more likely to purchase accessories and lifestyle gear, and, to date, their annual retention rates are even better than the already high retention rates of the cohort who subscribe separately.

Turning to our Q1 financial performance, revenue in the first quarter of 2021 was $204 million, an increase of 71% year-over-year. Direct-to-consumer revenue via GoPro.com exceeded $80 million, representing GoPro.com’s second-highest quarter ever, topped only by the Q4 2020 holiday quarter.

While much of the world remains impacted by the pandemic, demand for our more premium products increased in Q1 across all geographies. Camera unit sell-through in the quarter was flat year-over-year at approximately 700,000 units, albeit with much higher ASPs of $366, up from $351 a year ago, which had a positive impact on gross margins and non-GAAP EPS.

In Q1, GoPro generated non-GAAP EPS of $0.03. Our year-over-year non-GAAP profitability improvement was $54 million. Non-GAAP gross margin in Q1 was 39%, up from 34% in Q1 2020. These results underscore the effectiveness of the new and improved GoPro – our direct-to-consumer and subscription-centric strategy is yielding a significantly more profitable company.

Over the past year we have focused our retail strategy around our strongest retail partners, and we’re collectively benefiting from this more consolidated, focused approach. Strong sell-through during Q1 drove channel inventories down to just over 550,000 units from approximately 650,000 units at the beginning of the quarter.

We’re also excited about the launch of our new subscription-based app, Quik. Quik solves the problem we all face with losing track of our favorite photos and videos on our phones. Quik features a private ‘mural’ feed for keeping track of your favorite shots along with powerful, yet simple, editing tools if tweaking and tuning your footage is your thing. And if a highlight video of your best shots is your goal but you don’t want to do any work, Quik can automatically produce amazing video edits beat-synched to music for you. Here’s what the media had to say about Quik:

–“When it comes down to it, Quik does a great job fulfilling what it promised.” – PetaPixel
–“The learning curve is short, and we caught on after only a few minutes of tinkering around with the free app. When the most prominent alternative is the annoyingly-rigid Apple Photos Memories, this is a much better option.” – Apple Insider
–“There have been many apps and services that promise to help you organize the photos and video on your phone, make editing a snap and simplify sharing. GoPro’s updated Quik app is the latest I’ve tried, and it might be the first one I’ll actually continue using. That’s mainly because it’s fairly frictionless to use...” – c|net

With its $9.99 annual subscription and ability to help you get the most out of your favorite photos and videos – regardless of what camera or smart phone they were captured on – Quik is for everyone. We’re excited to build on Quik’s capabilities as a mobile, cloud and eventually desktop experience to serve what we believe is a very large global TAM of people who want to get more out of their personal content.

We are off to a solid start in 2021. Subscription growth is on track as is camera sell-through. Channel inventories are low, and we feel well positioned to capitalize when the world regains its footing with the rollout of vaccines and improved consumer activity levels.

As I said before, this is the new GoPro. We’ve evolved from a hardware unit-sales-centric business to a successful direct-to-consumer subscription-centric business with a significant opportunity to grow margin and profitability with continued subscriber growth. The value-creation implications of this shift are meaningful, and we’re energized by the opportunity as well as our outlook, as Brian will now share.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

In the first quarter of 2021, revenue grew 71% year-over-year to $204 million, and gross margin increased to 39.2%, compared to 34.2% a year ago. We were profitable on a non-GAAP basis with EPS of $0.03. Globally, revenue increases were strong year-over-year across all geographies, with Americas up 86%, EMEA up 68% and APAC up 46%. Subscription revenue was $11 million, or 5% of revenue. And finally, as Nick noted, we have recently exceeded one million GoPro subscribers.

Revenue from GoPro.com increased 224% year-over-year to $82 million in the first quarter of 2021, which represented 40% of first quarter 2021 revenue, compared to 33% in the fourth quarter of 2020 and 21% in the first quarter of 2020. GoPro.com revenue includes all revenue generated from GoPro.com including camera, accessory, and subscription revenue.

The following table shows the first quarter guidance provided during our fourth quarter earnings call on February 4th compared to our Q1 2021 results.

Quarterly Results and Prior Guidance

	Q1 2021 Results		Q1 2021 Guidance
Revenue	$204	M	$185 M +/- $10 M
Unit sell-through	700 K		700 K
Street ASP	$366		$360
Non-GAAP gross margin	39.2%		38.5% +/- 50 bps
Non-GAAP net income per share	$0.03		Breakeven +/- $0.03

Turning to the details of our first quarter financial performance, cameras with suggested retail prices above $300 represented 95% of revenue, while gross margin percentage was 39.2%. Street ASP of $366 was the highest ever, representing a 13% and 4% increase sequentially and year-over-year, respectively. The improvement in ASPs is the result of continued demand for our higher-end cameras, accessory sales, increasing direct-to-consumer sales and growth in subscriptions. Street ASP is defined as total reported revenue divided by camera units shipped.

In the first quarter of 2021, operating expenses decreased 17% year-over-year to $73 million compared to $87 million in the same period in 2020. The decrease in operating expenses was primarily driven by lower advertising expenses and lower employee related costs in Sales, Marketing and G&A,while expenses in Research and Development were flat year-over-year, reflecting our commitment to technology and innovation.

We sold 556,000 units during the first quarter and sold-through approximately 700,000 units, resulting in a reduction of channel inventory to just over 550,000 units.

Turning to the balance sheet, we ended the quarter with $297 million in cash, or a $31 million sequential decrease due to the following factors:

•Adjusted EBITDA of positive $11 million;
•Offset by working capital changes primarily from inventory, accounts payable, accounts receivable and other adjustments of $37 million; and,
•Net cash used for net share settlement and issuance of common stock of $3 million.

Looking ahead, the following table shows our guidance for the second quarter of 2021.

Second Quarter 2021 Guidance

Q2 2021 Guidance
Revenue	$230 +/- $10M
Unit sell-through	800 K - 850 K
Street ASP	$330
Non-GAAP gross margin	38.0% +/- 50bps
Non-GAAP net income per share	$0.04 +/- $0.01

We expect second quarter revenue to grow more than 70% over the second quarter of 2020 at the midpoint of guidance. We also expect second quarter Street ASP to be approximately $330, up 10% year-over-year. In addition, we continue to expect Street ASP to trend upward in 2021, increasing 8% to 12% over 2020. For 2021, the trends impacting ASPs are a result of several factors including:
•Camera mix continues to favor our higher-end offerings;
•GoPro.com increasing as a percentage of total revenue;
•Higher sales of accessory and lifestyle products; and,
•Higher subscribers and subscription revenue.

Our guidance implies that units sold would be slightly over 700,000, while consumer demand is expected to be 825,000 units at the mid-point. This will bring channel inventories lower in the second quarter.

We expect cash to increase roughly 10% sequentially over Q1 and to be in a range of $320 to $330 million at the end of Q2, primarily driven by positive EBITDA and working capital.

As we look ahead to the rest of 2021, we offer the following commentary:

We expect revenue from GoPro.com in 2021 to grow as a percentage of our overall revenue, and we are increasing our anticipated range to 40% to 45% for the year, up from prior commentary of 38% to 42%. This would result in more than 50% revenue growth year-over-year from our direct-to-consumer channel.

In addition, we expect to continue to grow our GoPro subscriber base in 2021. We expect subscription revenue to be between $55 to $60 million in 2021, or approximately 5% of total revenue. We achieved the one million subscriber mark earlier in the second quarter of 2021, and our goal continues to be to drive GoPro subscribers to approach 2 million by the end of 2021. Two million GoPro subscribers would represent $100 million of annual recurring revenue at an operating margin of more than 50%.

With the combination of our significantly improved channel inventory position exiting 2020, along with the above operating metrics, we continue to expect 2021 revenue to grow towards the high-end of our previously stated range of 20% to 25% over 2020.

We are improving gross margins slightly from the last call and are now targeting 2021 gross margins to be 39% +/- 1% pt. as a result of new products with higher price points, a higher proportion of revenue and mix generated from GoPro.com and high-margin, rapidly growing subscription revenue.

We expect 2021 operating expenses to increase from prior guidance and to be in a range of $315 million to $320 million, with second quarter operating expenses of approximately $80 million. We will continue to invest in our direct-to-consumer business and product innovation while continuing to improve efficiency in all areas of our business.

Non-GAAP tax expense in 2021 is expected to be approximately $1.8 million. We expect shares outstanding to be approximately 160 million for the second quarter and the year based on our current stock price.

We expect GoPro to be profitable each quarter on a non-GAAP basis, and we continue to expect to be profitable in 2021 on both a GAAP and non-GAAP basis. We continue to expect to exit the year with a substantial year-over-year increase in cash, ending with cash in a range of $470 to $500 million.

In closing, the new GoPro is delivering strong execution and benefiting from the strategic shifts in our business to a more direct-to-consumer, subscription-centric model. This has resulted in meaningful and durable changes to our business - including the expansion of our TAM and gross margins through software - that are extremely exciting for 2021 and beyond.

Thank you for reading GoPro’s Management Commentary.